                                                                EXHIBIT 4.10


               SERIES 1997 C-2 SECURED NON-RECOURSE DISCOUNT NOTE
                              QM TANKER 1178 TRUST



                         Maturity Date: January 2, 2018

Registered No. 1997-C-2                                       New York, New York
                                                                December 5, 1997

Principal Sum at Full Accrual Date: $31,700,000Interest Rate Per Annum:
6.69%

Full Accrual Date: March 31, 2000

     The following information is supplied for purposes of Sections 1273 and 1275 of the Internal Revenue Code:

Expected yield to maturity for period    Original issue discount under Section
from Issue Date to Maturity Date:        1273 of the Internal Revenue Code
6.69% (rounded to two decimal            (for each $1,000 principal amount at
places), compounded semiannually on      the Full Accrual Date and at
each January 2 and July 2,               maturity):   $141.89
commencing on the Full Accrual Date
(computed after giving effect to (i)     Issue Price (for each $1,000
the accretion of original issue          principal amount at maturity):
discount prior to the Full Accrual       $858.11
Date and (ii) payment of interest on
each Janaury 2 and July 2 from and
after the Full Accrual Date to the
Maturity Date at the rate of
interest set forth above).



     QM TANKER 1178 TRUST, a trust created pursuant to the Delaware Business Trust Act (the "Owner Trust"), of which Deutsche Morgan Grenfell (Cayman)
Limited and Wilmington Trust Company are acting not in their respective individual capacities but solely as Owner Trustees (the "Owner Trustees") under that certain Declaration of Agreement of Trust, dated as of November 19, 1997, among the Owner Participant named therein and the Owner Trustees (the "Trust Agreement"), for value received hereby promise to pay to State Street Bank and Trust Company, as Pass Through Trustee (the "Pass Through Trustee") under that certain 1997-C Pass Through Trust (the "Pass Through Trust") created by the Pass Through Trust Agreement, dated as of October 4, 1996, as supplemented and amended by that certain Pass Through Trust Supplement, dated as of December 5, 1997 (as supplemented and amended, the "Agreement"), or registered assigns (collectively, the "Holders"), the principal sum of THIRTY-ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($31,700,000) (or, in the event this Secured Note shall be redeemed prior to the Full Accrual Date specified above, the Accreted Value of this Secured Note as of such date) in installments on each Interest Payment Date defined below as
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set forth in Schedule I hereof with the final installment due and payable on the
Maturity Date specified above and to pay interest on the unpaid principal amount of this Secured Note accruing from the Full Accrual Date until the principal amount of this Secured Note shall have been paid in full at the Interest Rate specified above (based on a 360-day year of twelve 30 day months) and (to the extent not prohibited by applicable law) to pay interest on any overdue principal at the Overdue Rate. Subject to Section 2.03(b) of the Indenture (defined below), the first payment of accrued and unpaid interest on the unpaid principal of this Secured Note shall be payable on July 2, 2000 and thereafter on each January 2 and July 2 in each year (each such date being an "Interest Payment Date"). No interest shall accrue on the principal amount of this Secured Note prior to the Full Accrual Date as such amount may be reduced from time to time by the payment of principal installments thereunder.

     This Secured Note shall accrete original issue discount at a rate per annum, as set forth in Schedule I hereof, such that the yield on this Secured Note from the date hereof to the Full Accrual Date will equal the semi-annual bond equivalent rate corresponding to the Interest Rate specified above. The principal amount of this Secured Note on any date prior to the Full Accrual Date shall be the Accreted Value, as defined in the Indenture (defined below), and, from and after the Full Accrual Date, the principal amount of this Secured Note shall be the full principal sum specified above.

     This Secured Note is one of the Secured Notes issued by the Owner Trust pursuant to the terms of the Trust Indenture, Assignment of Charter and Head Lease and Security Agreement, dated as of December 5, 1997 (the "Indenture"), between the Owner Trust and State Street Bank and Trust Company, not in its individual capacity but solely as Indenture Trustee thereunder, for the Holder of this Secured Note and the Holders of all other Secured Notes Outstanding thereunder (the "Indenture Trustee"). Capitalized terms used in this Secured Note and not otherwise defined shall have the respective meanings assigned to them in the Indenture.

     Each payment of principal and interest shall be due and payable at the times, places and in the manner as specified herein and in the Indenture.

     Each payment on this Secured Note shall be applied, first, to the payment of accrued interest on this Secured Note to the date of such payment, second, to the payment of any principal on this Secured Note then due hereunder, and third, to the payment of the installments of principal remaining unpaid on this Secured
Note in the inverse order of the maturity thereof.

     This Secured Note is one of the Owner Trust's Series 1997 C-2 Secured Notes, which, together with any Additional Notes and any note or notes issued from time to time in exchange or substitution therefor in accordance with the terms of the Indenture, are equally and ratably secured by the Indenture, except as otherwise provided therein. The property of the Owner Trust (excluding Excepted Payments) included in the Indenture Estate is pledged, assigned or mortgaged to the Indenture Trustee, to the extent provided in the
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Indenture, as security for the payment of the principal of, Make-Whole Amount, if any, and interest on this Secured Note and all other Secured Notes issued and outstanding from time to time under the Indenture. Reference is hereby made to the Indenture for a description of the Indenture Estate, and for a statement of the rights of the Holder of, and the nature and extent of the security for, this Secured Note and of the rights of, and the nature and extent of the security for, the Holders of the other Secured Notes and of certain rights of the Owner Trust and the Owner Participant, as well as for a statement of the terms and conditions of the trusts created by the Indenture, to all of which terms and conditions the Holder agrees by its acceptance of this Secured Note.

     This Secured Note is subject to redemption or purchase in whole as specified in Article III of the Indenture.

     In case an Indenture Event of Default shall occur and be continuing, the unpaid balance of the principal of the Secured Notes, together with all accrued but unpaid interest, may be declared or may otherwise become due and payable in the manner and with the effect provided in Article V of the Indenture.

     The Secured Notes are issuable only as registered notes. There shall be maintained a note register for the purpose of registering transfers and exchanges of the Secured Notes at the principal corporate trust office of the Indenture Trustee, or of any successor Indenture Trustee, in the manner provided in Section 2.05 of the Indenture. The Owner Trust and the Indenture Trustee may deem and treat the Person in whose name this Secured Note is registered on the Note Register as the absolute owner hereof (whether or not this Secured Note shall be overdue) for the purpose of receiving payments of principal, Make Whole Amount, if any, and interest and for all other purposes, and neither the Owner Trust nor the Indenture Trustee shall be affected by any notice to the contrary.

     All payments of principal, Make-Whole Amount, if any, and interest to be made by the Owner Trust and, except as otherwise provided in the Operative Documents, all payments of any other amounts payable by or on behalf of the Owner Trust under the Secured Notes or under the Indenture, shall be made only from the income and proceeds from the Indenture Estate, and only to the extent that the Indenture Trustee shall have received sufficient income and proceeds from the Indenture Estate to make such payments in accordance with the Indenture. The Holder, by its acceptance of this Secured Note, agrees that it will look solely to the income and proceeds from the Indenture Estate to the extent available for payment as provided in the Indenture, and that none of the Owner Participant, the Owner Trust, the Managing Trustee, the Resident Trustee or the Indenture Trustee (whether in their respective individual or trust capacities) shall be personally liable to the Indenture Trustee or to the Holder for any amounts payable under this or any Secured Note, nor, except as specifically provided in the Indenture or any other Operative Document, for any amounts payable or any liability under the Indenture.
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                                       4

     This Secured Note shall not be valid or become obligatory for any purpose or be entitled to any security or benefit under the Indenture until the certificate of authentication hereon shall have been signed by the Indenture Trustee.

     No delay or omission of the Holder to exercise its rights hereunder shall impair any such right or power or shall be construed to be a waiver of any Indenture Event of Default or an acquiescence therein. No waiver of any Indenture Event of Default shall be construed, taken or held to be a waiver of any other Indenture Event of Default or a waiver, acquiescence in, or consent to any further or succeeding Indenture Event of Default. The Owner Trust waives demand, notice and protest in any defense by reason of extension of time for payment or other indulgence granted by the Holder.

     THIS SECURED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
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                                       5


          IN WITNESS WHEREOF, the Owner Trust has caused this Secured Note to be duly executed.


Date:   December 5, 1997
                                    QM TANKER 1178 TRUST
                                       Owner Trust

                                   By: DEUTSCHE MORGAN GRENFELL, (CAYMAN)
                                       LIMITED, not in its individual capacity,
                                       but solely as Managing Trustee under the
                                       Trust Agreement



                                    By:
                                       ----------------------------
                                       Authorized Officer

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                                       6

                         Certificate of Authentication
                         -----------------------------

          This Secured Note is one of the Series 1997 C-2 Secured Notes due January 2, 2018 of QM TANKER 1178 TRUST, the Owner Trust as described in the within-mentioned Indenture.

Date: December 5, 1997
                                    STATE STREET BANK AND
                                     TRUST COMPANY, not in its
                                     individual capacity, but solely
                                     as Indenture Trustee


                                    By:
                                       --------------------
                                       Authorized Signatory
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                                                                      Schedule I


               SERIES 1997 C-2 SECURED NON-RECOURSE DISCOUNT NOTE
                              QM TANKER 1178 TRUST



                             Payment     Aggregate Payment
Regular Distribution Date    Percentage      Amount
---------------------------  -----------  ------------

January 2, 1998                      --             --
July 2, 1998                         --             --
January 2, 1999                      --             --
July 2, 1999                         --             --
January 2, 2000                      --             --
July 2, 2000                     0.7366%    226,121.13
January 2, 2001                  1.5349%    471,216.17
July 2, 2001                     1.5862%    486,978.36
January 2, 2002                  1.6393%    503,267.78
July 2, 2002                     1.6941%    520,102.09
January 2, 2003                  1.7508%    537,499.50
July 2, 2003                     1.8094%    555,478.86
January 2, 2004                  1.8699%    574,059.63
July 2, 2004                     1.9324%    593,261.93
January 2, 2005                  1.9971%    613,106.54
July 2, 2005                     2.0639%    633,614.95
January 2, 2006                  2.1329%    654,809.37
July 2, 2006                     2.2043%    676,712.74
January 2, 2007                  2.2780%    699,348.78
July 2, 2007                     2.3542%    722,742.00
January 2, 2008                  2.4330%    746,917.72
July 2, 2008                     2.5143%    771,902.12
January 2, 2009                  2.5984%    797,722.25
July 2, 2009                     2.6854%    824,406.05
January 2, 2010                  2.7752%    851,982.44
July 2, 2010                     2.8680%    880,481.25
January 2, 2011                  2.9640%    909,933.35
July 2, 2011                     3.0631%    940,370.62
January 2, 2012                  3.1656%    971,826.02
July 2, 2012                     3.2714%  1,004,333.60
January 2, 2013                  3.3809%  1,037,928.55
July 2, 2013                     3.4940%  1,072,647.26
January 2, 2014                  3.6108%  1,108,527.32
July 2, 2014                     3.7316%  1,145,607.55
January 2, 2015                  3.8564%  1,183,928.13
July 2, 2015                     3.9854%  1,223,530.52
January 2, 2016                  4.1188%  1,264,457.62
July 2, 2016                     4.2565%  1,306,753.73
January 2, 2017                  4.3989%  1,350,464.64
July 2, 2017                     4.5461%  1,395,637.68
January 2, 2018                  4.6981%  1,442,321.76